Exhibit 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:	DALYGRAY:
Patti L. Bell	Jerry Daly or Carol McCune
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Terminates Och-Ziff Merger Agreement and
Enters into Inland American Merger Agreement
     RALEIGH, NC, April 3, 2007 — Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust and owner of premium limited-service, upscale extended-stay and full-service hotels, announced today that, on April 2, 2007, it terminated its February 21, 2007 merger agreement with Wilbur Acquisition Holding Company, LLC, a limited liability company held by affiliates of Och-Ziff Real Estate and Norge Churchill, Inc. effective immediately. The merger agreement with Wilbur Acquisition Holding Company was terminated in connection with the decision by the Board of Directors and the independent Special Committee of the Board of Directors of Winston Hotels to enter into an agreement and plan of merger with Inland American Real Estate Trust, Inc. Winston Hotels complied with the termination provisions of the merger agreement with Wilbur Acquisition Holding Company, including payment of termination fees and reimbursement of the expenses of Wilbur Acquisition Holding Company, which Winston expects to be reimbursed from Inland American shortly.

About Winston Hotels
     As of December 31, 2006, Winston Hotels owned or was invested in 53 hotel properties in 18 states, having an aggregate of 7,205 rooms. This included 44 wholly owned properties with an aggregate of 6,013 rooms, a 41.7% ownership interest in a joint venture that owned one hotel with 121 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned four hotels with an aggregate of 545 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms for which substantially all of the profit or loss generated by the joint venture is allocated to the company. As of December 31, 2006, the company also had $52.1 million in loan receivables from owners of several hotels. The company does not hold an ownership interest in any of the hotels for which it has provided debt financing. For more information about Winston Hotels Inc, visit the company’s web site at www.winstonhotels.com.